Exhibit 99.2

LETTER TO ELIGIBLE PAST AND CURRENT CUSTOMERS
[Delanco Bancorp, Inc. Letterhead]

Dear Sir/Madam:

As you may recall in November 2002, Delanco Federal Savings Bank reorganized into the mutual holding company form of organization. As part of this change in our structure, the Bank became a wholly owned subsidiary of Delanco Bancorp, Inc., our stock holding company. At that time, we also formed Delanco MHC as the mutual holding company parent of Delanco Bancorp, Inc.

We are pleased to announce another exciting change, as well as an investment opportunity. Our Board of Directors has adopted a Plan of Stock Issuance (the “Plan”) pursuant to which Delanco Bancorp, Inc. is conducting an initial public stock offering. As a result, our organization will become partially owned by public stockholders, while Delanco MHC will own a majority of our outstanding shares of common stock. The proceeds from the stock offering may be used by us to fund new loans, invest in securities, pay cash dividends, and to support continued growth of Delanco Federal Savings Bank.

We are offering shares of common stock for sale at $10.00 per share. There will be no sales commission charged to purchasers in this stock offering. As an eligible current or past Delanco Federal Savings Bank customer, you have an opportunity, without any obligation, to purchase shares of common stock before any shares are offered for sale to the public.

Please note that as a result of the stock offering:

▪	Our business focus will not change. The proceeds resulting form the sale of shares will give us additional flexibility to continue to grow and to achieve our business goals.

▪	There will be no change to account numbers, interest rates or other terms of your accounts at Delanco Federal Savings Bank.

▪
Our management and staff will continue to serve you, and your deposit accounts will continue to be insured by the Federal Deposit Insurance Corporation, up to the maximum legal limits. The shares of common stock being offered however, like all common stock, are not insured.

Before making an investment decision, please carefully review the enclosed Prospectus. If you are interested in purchasing shares of common stock, complete the enclosed Stock Order Form and return it, with full payment, in the Order Reply Envelope provided. Stock Order Forms must be received (not postmarked) by 12:00 noon, Eastern time, on _______ __, 2007. If you are considering purchasing stock with funds you have in an IRA, call our Stock Information Center promptly for guidance, because IRA-related orders require additional processing time.

We invite you to consider this opportunity to share in our future as a stockholder of Delanco Bancorp, Inc. If you have questions about the Plan or the stock offering, please contact our Stock Information Center at the number shown below.

Sincerely,

John W. Seiber	Robert M. Notigan
Chairman	President & CEO

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Questions?
Call our Stock Information Center, toll free, at 1-(__) ___-____
From 10:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday

LETTER TO POTENTIAL INVESTORS (Community Prospects)
[Delanco Bancorp, Inc. Letterhead]

[Note: This letter is for: Call-ins and community prospects in the event of a Community Offering.

Dear Friend:

We are pleased to tell you about an investment opportunity. Delanco Bancorp, Inc., the parent company of Delanco Federal Savings Bank, is offering shares of its common stock for sale at a price of $10.00 per share. No commission will be charged to investors in the offering.

Before making an investment decision, please carefully review the information in the enclosed Prospectus. If you are interested in purchasing shares of Delanco Bancorp, Inc. common stock, complete the enclosed Stock Order Form and return it, with full payment, in the enclosed Order Reply Envelope.  If you wish to purchase stock with funds you have in an IRA, call our Stock Information Center promptly for guidance, because IRA-related orders require additional processing time. Stock Order Forms must be received (not postmarked) no later than 12:00 noon, Eastern time, on _______, 2007.

Sincerely,

John W. Seiber	Robert M. Notigan
Chairman	President & CEO

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Questions?
Call our Stock Information Center, toll free, at 1-(__) ___-____
From 10:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday

RYAN BECK "BROKER DEALER" LETTER
[Ryan Beck Letterhead]

Dear Sir/Madam:

At the request of Delanco Bancorp, Inc., we are enclosing materials regarding the offering of shares of Delanco Bancorp, Inc. common stock. Included in this package is a Prospectus describing the stock offering. We encourage you to read the enclosed information carefully, including the “Risk Factors” section of the Prospectus.

Ryan Beck & Co., Inc. has been retained by Delanco Bancorp, Inc. as selling agent in connection with the stock offering.

Sincerely,

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

_____________________________
NOTE: To accompany - not replace - one of the preceding letters, if an order form is included in the mailing.

OTS REQUIRED LETTER - Side 1

READ THIS FIRST

Office of Thrift Supervision Guidance for Accountholders

Your financial institution is in the process of selling stock to the public, in either a mutual-to-stock conversion or a stock issuance by a subsidiary of a mutual holding company. As an accountholder at this institution, you have certain priority subscription rights to purchase stock in the offering. These priority subscription rights are non-transferable. If you subscribe for stock, you will be asked to sign a statement that the purchase is for your own account, and that you have no agreement or understanding regarding the subsequent sale or transfer of any shares you receive.

On occasion, unscrupulous people attempt to persuade accountholders to transfer subscription rights, or to purchase shares in the offering based on the understanding that the shares will subsequently be transferred to others. Such arrangements violate federal regulations. If you participate in these schemes, you are breaking the law and may be subject to prosecution. If someone attempts to persuade you to participate in such a scheme, please contact Office of Thrift Supervision (OTS) at (202) 906-6202. OTS is very interested in ensuring that the prohibitions on transfer of subscription rights are not violated.

How will you know if you are being approached illegally? Typically, a fraudulent opportunist will approach you and offer to “loan” you money to purchase a significant amount of stock in the offering. In exchange for that “loan” you most likely will be asked either to transfer control of any stock purchased with that money to an account the other person controls, or sell the stock and give the majority of the profits to the other person. You may be told, untruthfully, that there is no risk to you, that the practice is common, and even if you are caught, that your legal expenses will be covered.

On the back of this page is a list of some key concepts that you should keep in mind when considering whether to participate in a mutual-to-stock conversion or stock issuance by a mutual holding company subsidiary. If you have questions, please contact the stock information center listed elsewhere in the literature you are receiving. Alternatively, you can contact us at: ombudsman@ots.treas.gov.

(over)

OTS REQUIRED LETTER - Side 2

What Investors Need to Know

Key concepts for investors to bear in mind when considering whether to participate in a conversion offering, or a stock offering by a subsidiary of a mutual holding company, include the following:

•
Know the Rules — By law, accountholders cannot sell or transfer their priority subscription rights, or the stock itself, prior to the completion of a financial institution’s conversion. Moreover, accountholders cannot enter into agreements or arrangements to sell or transfer either their subscription rights or the underlying conversion stock.

•
“Neither a Borrower nor a Lender Be”— If someone offers to lend you money so that you can participate — or participate more fully — in a conversion, be extremely wary. Be even more wary if the source of the money is someone you do not know. The loan agreement may make you unable to certify truthfully that you are the true holder of the subscription rights and the true purchaser of the stock and that you have no agreements regarding the sale or transfer of the stock.

•
Watch Out for Opportunists— The opportunist may tell you that he or she is a lawyer — or a consultant or a professional investor or some similarly impressive tale — who has experience with similar mutual conversion transactions. The opportunist may go to extreme lengths to assure you that the arrangement you are entering into is legitimate. They might tell you that they have done scores of these transactions and that this is simply how they work. Or they might downplay the warnings or restrictions in the prospectus or order form, telling you that “everyone” enters into such agreements or that the deal they are offering is legitimate. They may also tell you that you have no risk in the transaction. The cold, hard truth is that these are lies, and if you participate, you are breaking the law.

•
Get the Facts from the Source— If you have any questions about the securities offering, ask the savings bank or savings association for more information. If you have any doubts about a transaction proposed to you by someone else, ask the financial institution whether the proposed arrangement is proper. You may be able to find helpful resources on the institution’s website or by visiting a branch office.

The bottom line for investors is always to remember that if an opportunity sounds too good to be true, it probably is too good to be true.

COMMUNITY MEETING INVITATION
[included in initial mailing package]

Delanco Bancorp, Inc. [LOGO]

You’re Invited!

You are cordially invited to a Community Meeting to learn
more about the offering of Delanco Bancorp, Inc. common
stock and the business focus of Delanco Federal Savings Bank.

Senior executives of Delanco Bancorp, Inc. will present information and answer your questions.

DATE
TIME
PLACE
ADDRESS

FOR RESERVATIONS, PLEASE CALL TOLL FREE

Delanco Bancorp, Inc.
Stock Information Center
1-(___) ___ - ____,
From 10:00 a.m. to 4:00 p.m. Eastern time,
Monday through Friday, except bank holidays.

This invitation is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or savings deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

LOCAL TOMBSTONE NEWSPAPER ADVERTISEMENT
[Optional - requires that a community offering be underway]

Delanco Bancorp, Inc. [LOGO]
Holding Company for Delanco Federal Savings Bank

UP TO 931,500 SHARES
COMMON STOCK

$10.00 Per Share
Purchase Price

Delanco Bancorp, Inc. is conducting an offering of its common stock. Shares may be purchased directly from Delanco Bancorp, Inc. without sales commissions or fees, during the offering period.

This offering expires at 12:00 noon on ________, 2007.

To receive a copy of the Prospectus and stock order form,
call our Stock Information Center, toll free, at 1-(___) ___-____,
From 10:00 a.m. to 4:00 p.m., Monday through Friday,
except on bank holidays.

This advertisement is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

LOCAL TOMBSTONE/MEETING NEWSPAPER ADVERTISEMENT
[Optional - requires that a community offering be underway]

Delanco Bancorp, Inc. [LOGO]
Holding Company for Delanco Federal Savings Bank

UP TO 931,500 SHARES
COMMON STOCK

$10.00 Per Share
Purchase Price

Delanco Bancorp, Inc. is conducting an offering of its common stock. Shares may be purchased directly from Delanco Bancorp, Inc., without sales commissions or fees, during the offering period.

You Are Cordially Invited….

To an informational meeting to learn about the offering of Delanco Bancorp, Inc. common stock and the business focus of Delanco Federal Savings Bank.

[DATE]	[DATE]

_:00 _.m.	_:00 _.m.
[Location]	[Location]
[Street]	[Street]
[City]	[City]

To receive a Prospectus and stock order form, you may call or visit our Stock Information Center, from Monday through Friday, 10:00 a.m. to 4:00 p.m., except on bank holidays. The Stock Information Center is located at Delanco Federal Savings Bank’s branch office, 506 US Highway 130 N., Cinnaminson, New Jersey. The Stock Information Center’s toll free phone number is 1-(___) ___-____.

THIS OFFERING EXPIRES AT 12:00 NOON ON _______, 2007.

This advertisement is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or savings deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

BRANCH LOBBY POSTER - Optional

TIME IS RUNNING OUT!

***

We are conducting an offering of shares of our common stock

UP TO 931,500 SHARES
COMMON STOCK

$10.00 Per Share

THIS OFFERING EXPIRES AT 12:00 NOON ON _______ __, 2007

If you have questions about the stock offering or wish to request offering materials, call our Stock Information Center, toll free, at 1-(___) ___-____
From 10:00 a.m. to 4:00 p.m., Monday through Friday

Our Stock Information Center is located at our Cinnaminson branch office,
506 US Highway 130 N.

Delanco Bancorp, Inc. [LOGO]

This notice is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Q&A BROCHURE

Q&A About Our Stock Offering

This pamphlet answers questions about Delanco Bancorp Inc.’s stock offering. Investing in shares of common stock involves certain risks. Before making an investment decision, please read the enclosed Prospectus carefully, including the “Risk Factors” section beginning on page _____.

GENERAL
Our Board of Directors has determined that the stock offering is in the best interest of Delanco Federal Savings Bank, our customers, and the communities we serve.

Q. What is the stock offering?
A. Under our Plan of Stock Issuance, Delanco Bancorp, Inc. will become partially owned by purchasers of shares of common stock in this offering. Eligible depositors and certain borrowers will have first priority to purchase the shares before they are offered to the general public. The shares are being offered at a purchase price of $10.00 per share. There will be no sales commissions or fees charged to investors who purchase shares in the stock offering.

Q. What are the reasons for the stock offering?
A. Funds received in the stock offering will be used to support the growth of Delanco Federal Savings Bank. If favorable opportunities arise, funds may also be used to diversify our business and acquire other companies, although there are no specific plans at this time.

Q. Will customers notice any change in Delanco Federal Savings Bank’s day-to-day activities as a result of the stock offering?
A. No. It will be business as usual. There will be no change to our management, staff or offices as a result. We will continue to operate as an independent bank.

Q. Will the stock offering affect customers’ deposit accounts or loans?
A. No. The stock offering will not affect the balance or terms of deposits or loans, and deposits will continue to be federally insured by the Federal Deposit Insurance Corporation up to the maximum legal limit. Deposit accounts are not being converted to stock.

THE STOCK OFFERING AND PURCHASING SHARES
Q. How many shares are being offered and at what price?
A. Delanco Bancorp, Inc. is offering for sale between 688,500 and 931,500 shares of common stock at $10.00 per share. In certain circumstances, we may increase the offering to 1,071,255 shares.

Q. Who is eligible to purchase stock in the Subscription Offering?
A. Pursuant to our Plan of Stock Issuance, non-transferable rights to buy shares of common stock in a Subscription Offering have been granted in the following order of eligibility priority:

Priority #1	- Delanco Federal Savings Bank’s depositors with aggregate balances of at least $50 as of the close of business on October 31, 2005;
Priority #2	- Our employee stock ownership plan;
Priority #3	- Delanco Federal Savings Bank’s depositors with aggregate balances of at least $50 as of the close of business on December 31, 2006; and,
Priority #4
- Delanco Federal Savings Bank’s depositors as of the close of business on January 31, 2007 and borrowers as of November 14, 1994 whose loans continue to be outstanding as of the close of business on January 31, 2007.

Shares not sold in the Subscription Offering may be offered for sale to the general public in a Community Offering.

Q. How can I buy shares during the offering?
A. Shares may be purchased by completing a stock order form and returning it, with full payment, so that it is physically received (not postmarked) by the offering deadline. Delivery of a stock order form may be made in one of the following ways: (1) by mail, using the Order Reply Envelope provided, (2) by overnight delivery to the Stock Information Center address noted on the stock order form, or (3) by hand-delivery to the Stock Information Center, located at Delanco Federal Savings Bank’s branch office in Cinnaminson, New Jersey. Stock order forms will NOT be accepted at Delanco Federal Savings Bank’s main office.

Q. What is the deadline for purchasing shares?
A. An executed stock order form, with the required full payment, must be physically received by us, using an accepted method of delivery as described above, by no later than 12:00 noon, Eastern time, on _________, 2007.

Q. How can I pay for the shares?
A. Payment for shares can be remitted in two ways:
(1)	By personal check, bank check or money order, made payable to Delanco Bancorp, Inc. These will be cashed upon receipt. Wire transfers will not be accepted.

(2)
By authorizing direct withdrawal of funds from your Delanco Federal Savings Bank deposit account(s). The order form section titled “Method of Payment - Deposit Account Withdrawal” allows you to list the account number(s) and amount(s) to be withdrawn. The types of Delanco Federal Savings Bank deposit accounts that may be used for this purpose are outlined on the order form. The funds designated must be available within the account(s) at the time the order form is received.

Q. Will I earn interest on my funds?
A. Yes. If you pay by check or money order, you will earn interest at Delanco Federal Savings Bank’s passbook savings rate from the day we receive your check or money order until the offering is completed, at which time we will issue a check for interest earned on these funds. If you pay for the shares by authorizing a direct withdrawal from your Delanco Federal Savings Bank deposit account(s), your funds will continue earning interest during the offering at the contractual rate. The interest will remain in your account(s) when the designated withdrawal is made, upon completion of the offering.

Q. Are there limits to how many shares I can order?
A. Yes. The minimum order is 25 shares ($250). The maximum number of shares that may be purchased by one person, or persons exercising subscription rights through a single qualifying deposit or loan account held jointly, is 10,000 ($100,000). Also, no individual, together with any associates, and no group of persons acting in concert, may purchase more than 15,000 shares ($150,000). More detail on purchase limits, including the definition of “associate” and “acting in concert”, can be found in the Prospectus under the section titled“The Stock Offering - Limitations on Purchases of Shares .”

Q. Is it possible that I do not receive any or all of the shares I ordered?
A. Yes. If we receive orders in the offering for more shares than we have available to sell, we will allocate shares as described in the Prospectus. If we are unable to fill your order, in whole or in part, you will receive a refund based upon your method of payment.

Q. I am eligible to subscribe for shares of common stock in the Subscription Offering but am not interested in investing. May I allow someone else to use my stock order form to take advantage of my priority as an eligible depositor or borrower?
A. No! Subscription rights are non-transferable. Only eligible Delanco Federal Savings Bank depositors and certain borrowers have non-transferable rights to purchase shares in the subscription offering. To preserve subscription rights, the shares may only be registered in the name(s) of the eligible depositor/borrower(s), as described further in the enclosed Prospectus. On occasion, unscrupulous people attempt to persuade eligible accountholders to transfer subscription rights, or to purchase shares in the offering based on an understanding that the shares will be subsequently transferred to others. Participation in such schemes is against the law and may subject involved parties to prosecution. If you become aware of any such activities, we ask that you notify us promptly so that we can take the necessary steps to protect our eligible depositors’/borrowers’ subscription rights in the offering.

Q. Can I use my Delanco Federal Savings Bank IRA to purchase the shares?
A. You might be able to use IRA funds, although using them for this type of purchase requires special arrangements and additional processing time. If you are interested in using IRA funds held at Delanco Federal Savings Bank or elsewhere, please call the Stock Information Center as soon as possible - preferably at least two weeks before the ______, 2007 offering deadline.

Q. Can I use a loan from Delanco Federal Savings Bank to pay for shares?
A. No. Delanco Federal Savings Bank, by regulation, may not extend a loan for the purchase of Delanco Bancorp, Inc. stock in the offering. Similarly, you may not use existing Delanco Federal Savings Bank line of credit checks to purchase stock in the offering.

Q. Will the stock be insured?
A. No. Like any common stock, Delanco Bancorp, Inc.’s stock will not be insured.

Q. Will dividends be paid on the stock?
A.  It has not been determined whether Delanco Bancorp will pay dividends on the common stock. After the offering, we will consider a policy of paying regular cash dividends. However, the ability to pay dividends will depend on a number of factors, including capital requirements, regulatory limitations and our operating results and financial condition. We cannot guarantee that we will pay dividends in the future or, if we pay dividends, the amount and frequency of these dividends.

Q. How will Delanco Bancorp, Inc.’s shares be traded?
A. Upon completion of the offering, Delanco Bancorp, Inc.’s shares are expected to be quoted on the OTC Bulletin Board.

Q. Are officers and Directors of Delanco Bancorp, Inc. planning to purchase stock?
A. Yes! The executive officers and directors of Delanco Bancorp, Inc. plan to purchase, in the aggregate, $450,500 worth of stock or approximately 4.8% of the common stock offered at the maximum of the offering range.

Q. Can I change my mind after I place an order to subscribe for stock?
A. No. After receipt, your order cannot be modified or withdrawn.

WHERE TO GET MORE INFORMATION

Q. Where can I call to get more information?
A. A Stock Information Center has been established at Delanco Federal Savings Bank’s Cinnaminson branch office. You may call the Stock Information Center, toll free, at 1-(___) ___-____, from 10:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday. The Center is not open on weekends or bank holidays.

This brochure is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.